UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 6, 2018

INVESTMENT TECHNOLOGY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32722	95-2848406
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Liberty Plaza, 165 Broadway
New York, New York	10006
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 588-4000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry into a Material Definitive Agreement.

On November 6, 2018, Investment Technology Group, Inc., a Delaware corporation (the “Company” or “ITG”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Virtu Financial, Inc., a Delaware corporation (“Virtu”), and Impala Merger Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Virtu (“Merger Sub”).  Pursuant to the Merger Agreement, subject to the satisfaction or waiver of specified conditions, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Virtu.

Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each of the Company’s issued and outstanding shares of common stock, par value $0.01 per share (“Company Common Stock”), will be cancelled and extinguished and converted into the right to receive $30.30 in cash, without interest (the “Merger Consideration”), less any applicable withholding taxes.  Pursuant to the Merger Agreement, Virtu will finance the Merger Consideration with new debt financing.

As of the Effective Time, (i) each stock option of the Company that is outstanding and unexercised will be converted at the Effective Time into an option to purchase Class A common stock, par value $0.00001 per share, of Virtu (“Parent Common Stock”), with the number of shares of Parent Common Stock and the exercise price applicable to such option based on an exchange ratio, the numerator of which is the Merger Consideration and the denominator of which is the volume-weighted average price per share of Parent Common Stock for the ten trading days prior to the Effective Time (the “Exchange Ratio”); (ii) each outstanding award of restricted stock units or deferred stock units with respect to shares of Company Common Stock (other than awards with performance-based vesting or delivery requirements) (a “Company RSU Award”) that was granted on or after January 23, 2017 and is not held by a non-employee director, former employee or employee whose employment is being terminated involuntarily without cause immediately following the Effective Time will be converted into the right to receive restricted stock units of Virtu on the same terms and conditions as were applicable under the Company RSU Award, with the number of shares of Parent Common Stock subject to such replacement restricted stock unit award based on the number of shares of Company Common Stock subject to such Company RSU Award and the Exchange Ratio; (iii) each outstanding Company RSU Award other than those described in the preceding clause (ii) will become fully vested at the Effective Time and converted into the right to receive the Merger Consideration with respect to the number of shares of Company Common Stock subject to such Company RSU Award; (iv) each outstanding award of restricted stock units with respect to shares of Company Common Stock with performance-based vesting or delivery requirements (a “Company PSU Award”) that was granted on or after January 23, 2017 and is not held by a non-employee director, former employee or employee whose employment is being terminated involuntarily without cause immediately following the Effective Time will be converted into the right to receive restricted stock units of Virtu on the same terms and conditions as were applicable under the Company PSU Award (other than the performance-based vesting schedule, which will be converted into a service-based vesting schedule in accordance with the applicable award agreement), with the number of shares of Parent Common Stock subject to such replacement restricted stock unit award based on the number of shares of Company Common Stock deemed earned at the Effective Time and the Exchange Ratio; and (v) each outstanding Company PSU Award other than those described in the preceding clause (iv) will become fully vested at the Effective Time and converted into the right to receive the Merger Consideration with respect to the number of shares of Company Common Stock deemed earned at the Effective Time.

The parties have each made customary representations and warranties.  The Company has agreed, subject to the terms of the Merger Agreement, to various covenants and agreements, including, among others: (i) to conduct its business in the ordinary course and in a manner consistent with past practice; (ii) to promptly call a meeting of the Company’s stockholders to vote on the Merger Agreement; (iii) to, through the Company’s board of directors, recommend to its stockholders that they vote to approve the Merger Agreement and the Merger, subject to certain exceptions to permit the Company’s board of directors to comply with its fiduciary duties; (iv) not to solicit proposals relating to alternative transactions to the Merger with a third party or engage in discussions or negotiations with respect thereto, subject to certain exceptions to permit the Company’s board of directors to comply with its fiduciary duties; and (v) to use reasonable best efforts to cooperate with Virtu’s efforts to obtain financing.  Virtu has agreed, subject to the terms of the Merger Agreement, to various covenants and agreements, including, among others, to use its reasonable best efforts to obtain the debt financing in connection with the Merger or such alternative financing as contemplated by the Merger Agreement.  The parties have also agreed to use their respective reasonable best efforts to obtain any approvals from governmental authorities required for the Merger, including all antitrust approvals.

Each party’s obligation to consummate the Merger is subject to certain conditions, including, among others: (i) approval of the Merger Agreement by the holders of a majority of the Company Common Stock, voting together as a single class; (ii) expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (iii) the receipt of other required governmental or regulatory approvals; (iv) the absence of any order or legal requirement issued or enacted by any court or other governmental authority, which is in effect and prevents the consummation of the Merger; and (v) the representations and warranties made by the other party being true at and as of the Closing Date (as defined in the Merger Agreement), subject to the materiality standards contained in the Merger Agreement.  The Merger is not subject to a financing condition.

The Merger Agreement also contains certain specified termination provisions, including, among others, a mutual termination right if the Merger has not been consummated on or before July 6, 2019.  In certain circumstances in connection with the termination of the Merger Agreement, the Company must pay to Virtu a termination fee equal to $33,760,000 (the “Company Termination Fee”).  The Company must pay to Virtu the Company Termination Fee in the event that Virtu terminates the Merger Agreement (i) following a Company Adverse Recommendation Change (as defined in the Merger Agreement) by the Company’s board of directors; (ii) due to the failure of the Company’s board of directors to recommend the approval of the Merger Agreement to its stockholders; (iii) due to the Company’s material breach, in a manner adverse to Virtu, of its agreement not to solicit proposals relating to alternative transactions to the Merger or engage in discussions or negotiations with respect thereto; and (iv) due to the Company’s failure to convene a meeting of its stockholders to vote on the Merger Agreement.  The Company also must pay to Virtu the Company Termination Fee if the Merger Agreement is terminated under certain specified circumstances and, within 12 months of such termination, the Company enters into a definitive agreement with respect to, or consummates, a competing proposal.  In addition to the Company Termination Fee, if the Company’s stockholders do not vote in favor of the Merger Agreement, the Company is obligated to reimburse Virtu up to $15,000,000 for certain transaction-related expenses.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed herewith as Exhibit 2.1 and is incorporated herein by reference.

The Merger Agreement has been attached to provide investors and security holders with information regarding its terms and is not intended to provide any factual information about the Company, Virtu or Merger Sub.  The representations, warranties and covenants in the Merger Agreement were made only for the purpose of the Merger Agreement and solely for the benefit of the parties to the Merger Agreement as of specific dates.  Such representations, warranties and covenants may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, may or may not have been accurate as of any specific date, and may be subject to important limitations and qualifications (including exceptions thereto set forth in confidential disclosure schedules agreed to by the contracting parties) and may therefore not be complete.  The representations, warranties and covenants in the Merger Agreement may also be subject to standards of materiality applicable to the contracting parties that may differ from those applicable to investors.  Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Virtu, Merger Sub or any of their respective subsidiaries or affiliates.  Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s or Virtu’s public disclosures.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 6, 2018, the Company and its Chief Executive Officer and President Francis J. Troise amended Mr. Troise’s employment agreement, dated October 16, 2015 (the “Amendment”).  The Amendment provides that the prorated portion of Mr. Troise’s variable incentive compensation for the year of termination, which would be payable in connection with a termination of his employment without cause or for good reason within 18 months following a change in control, will be determined based on the average variable incentive compensation over the prior three years and will be paid within 10 days following the date his employment terminates.  In addition, the Amendment provides that, upon the termination of Mr. Troise’s employment following the consummation of the transactions contemplated by the Merger Agreement, the noncompetition period under the employment agreement will expire on January 1, 2020.  The Amendment will be effective at the Effective Time.

The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01.  Other Events.

On November 8, 2018, the Company issued a press release announcing trading statistics for the month ended October 31, 2018.  A copy of this press release is attached hereto as Exhibit 99.1.

*        *        *

Additional Information and Where to Find It

This Current Report on Form 8-K may be deemed to be solicitation material in respect of the proposed Merger between ITG and Virtu (“Merger”). In connection with the Merger, ITG intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A. INVESTORS AND STOCKHOLDERS OF ITG ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING ITG’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and stockholders will be able to obtain copies of the documents, when filed, free of charge at the SEC’s website (http://www.sec.gov). Investors and stockholders may also obtain electronic copies of documents filed by ITG with the SEC by contacting ITG at Investor Relations, Investment Technology Group, Inc., One Liberty Plaza, 165 Broadway, New York, NY 10006, by email at corpcomm@itg.com, or by visiting ITG’s website (http://investor.itg.com).

Participants in Solicitation

ITG and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the holders of ITG Common Stock in connection with the proposed Merger. Information about ITG’s directors and executive officers is available in ITG’s proxy statement for its 2018 Annual Meeting of Stockholders, which was filed with the SEC on April 24, 2018. To the extent holdings of such participants in ITG’s securities are not reported, or have changed since the amounts described in the proxy statement for the 2018 Annual Meeting of Stockholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC regarding the proposed Merger when they become available. Investors and stockholders should read the proxy statement carefully when it becomes available before making any investment or voting decisions.

Forward-Looking Statements

In addition to historical information, this Current Report on Form 8-K may contain “forward-looking” statements that reflect management’s expectations for the future. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “trend,” “potential” or “continue” and the negative of these terms and other comparable terminology. A variety of important factors could cause results to differ materially from such statements.

Factors relating to the Merger include, but are not limited to, the completion of the Merger in a timely manner or at all, obtaining required governmental approvals of the Merger on the terms expected or on the anticipated schedule, the Company’s stockholders failing to approve the Merger, the parties to the Merger Agreement failing to satisfy other conditions to the completion of the Merger, or failing to meet expectations regarding the timing and completion of the Merger, the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, the effect of the announcement or pendency of the Merger on the Company’s business relationships, operating results, and business generally, risks that the proposed Merger disrupts current operations of the Company and potential difficulties in employee retention as a result of the Merger, risks related to diverting management’s attention from the Company’s ongoing business operations, the outcome of any legal proceedings that may be instituted against the Company related to the Merger Agreement or the Merger, and the amount of the costs, fees, expenses and other charges related to the Merger.

Certain additional factors are noted throughout ITG’s 2017 Annual Report on Form 10-K, and its Form 10-Qs (as amended, if applicable) and include, but are not limited to, general economic, business, credit, political and financial market conditions, both internationally and domestically, financial market volatility, fluctuations in market trading volumes, effects of inflation, adverse changes or volatility in interest rates, fluctuations in foreign exchange rates, evolving industry regulations and increased regulatory scrutiny, the outcome of contingencies such as legal proceedings or governmental or regulatory investigations and customer or shareholder reaction to, or further proceedings or sanctions based on, such matters, the volatility of the Company’s stock price, changes in tax policy or accounting rules, the ability of the Company to utilize its loss and tax credit carryforwards, the actions of both current and potential new competitors, changes in commission pricing, rapid changes in technology, errors or malfunctions in the Company’s systems or technology, operational risks related to misconduct or errors by the Company’s employees or entities with which it does business, cash flows into or redemptions from equity mutual funds, ability to meet the capital and liquidity requirements of the Company’s securities business and the related clearing of its customers’ trades, customer trading patterns, the success of the Company’s products and service offerings, the Company’s ability to continue to innovate and meet the demands of its customers for new or enhanced products, the Company’s ability to protect its intellectual property, the Company’s ability to execute on strategic initiatives or transactions, the Company’s ability to attract and retain talented employees, and the Company’s ability to pay dividends or repurchase its common stock in the future.

The forward-looking statements included herein represent ITG’s views as of the date of this release. ITG undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1*	Agreement and Plan of Merger, dated November 6, 2018, by and among Virtu Financial, Inc., Impala Merger Sub, Inc. and Investment Technology Group, Inc.
10.1(†)	First Amendment to Employment Agreement, dated as of November 6, 2018, between Investment Technology Group, Inc. and Francis J. Troise.
99.1	Press release issued by Investment Technology Group, Inc. on November 8, 2018.

*                                         Certain schedules and exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K.  A copy of any omitted schedule and/or exhibit will be furnished supplementally to the SEC upon request.

(†)                                 Management contracts or compensatory plans or arrangements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVESTMENT TECHNOLOGY GROUP, INC.

Date: November 8, 2018	By:	/s/ Steven R. Vigliotti
Steven R. Vigliotti
Chief Financial Officer and Chief Administrative Officer and Duly Authorized Signatory of Registrant